[DONALDSON, LUFKIN, JENRETTE LETTERHEAD]
         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION





Board of Directors
Sealed Air Corporation
Park 80 East
Saddle Brook, New Jersey  07663

         We hereby consent to the inclusion of our opinion letter, dated August 14, 1997, to the Board of Directors of Sealed Air Corporation ("Sealed Air") as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the merger of Sealed Air, W.R. Grace & Co. and Packco Acquisition Corp. and to the references therein to Donaldson, Lufkin & Jenrette Securities Corporation under the captions "Summary-Opinion of Financial Advisor," "The Reorganization and Merger-Background," "The Reorganization and Merger-Information and Factors Considered by the Sealed Air Board," and "Role of Financial Advisors- Opinion of Sealed Air Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


New York, New York
February 13, 1998
                                               DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION



                                               By: /s/ Hoyt Davidson
                                                   ---------------------
                                                   Name: Hoyt Davidson
                                                   Title: Managing Director